Exhibit 10.14

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both not material and the type that the registrant customarily and actually treats as private or confidential.

Want July 16, 2021 – Updated

Via PDF Email to Joseph Campisi [***]

Dear Joseph:

It is my pleasure to extend to you this offer of employment with Turnstone Biologics Corp. (“Turnstone” or the “Company”). We are enthusiastic about the prospect of you joining our company! The specifics of our offer to you are as follows:

1.

You will be employed on a full-time basis as the Senior Vice President and General Counsel, reporting to the CEO of Turnstone. You will be expected to devote your full time, attention and efforts to the business of the Company. Your start date will be August 2, 2021 or such other date as we mutually agree (“Start Date”).

You will initially report to the Company’s office in New York City. However, you agree to relocate to report to the Company’s office in San Diego, California by June 30, 2022. The Company will reimburse you for up to $75,000 (less applicable taxes and withholdings) in moving expenses (the “Moving Expenses”). In the event that you resign from the Company for any reason [or are terminated by the Company for Cause (as defined in Section 8 below)] on a date effective less than (1) year following any Moving Expenses payment/reimbursement, you agree that you will repay the full amount of the Moving Expenses payments/reimbursements made within the prior one (1) year.

2.

Your base salary will be at the annual rate of $400,000.00 USD, less applicable taxes and withholdings, which shall be paid on a bi-monthly basis in accordance with our regular payroll schedule. You are also be eligible for an annual conditional performance bonus of 35%, less applicable taxes and withholdings, based upon a combination of individual and Company performance. You must be actively employed as of the pay-out date of any bonus in order to earn and be eligible to receive it.

3.

You will be paid a one-time signing bonus in the amount of $70,000 (less applicable taxes and withholdings) to be paid on the first regular payroll date following the Start Date (the “Signing Bonus”). In the event that you resign from the Company for any reason on a date effective less than one (1) year following the Signing Bonus payment, you agree that you will repay the full amount of the Signing Bonus payment. In such event, you authorize the Company to deduct the Signing Bonus from any wages or other amounts owed to you.

4.

You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under and subject to all provisions of the plan documents governing those programs. Please note that the Company reserves the right at any time to amend benefits, and/or to switch to a different benefit carrier or plan, and you will not have any right to compensation as a consequence. If you need details about current benefits before accepting this offer, please contact

5.

You will also be eligible for 20 days of vacation time per calendar year, which shall accrue on a pro-rata basis and be used in accordance with the Company’s regular policies. You are also entitled to all applicable public holidays in the United states.

6.

In accordance with New York City law, you are also entitled to five total days of paid sick leave per calendar year. Up to five days of unused sick leave carries over from year to year, but sick leave is not paid out upon termination of employment. Paid sick leave can be used for the following reasons: (1) care of your own or a family member’s mental or physical illnesses, injuries, health conditions, or seeking medical diagnosis, treatment, or preventative medical care; (2) care of a child whose school or child care provider is ordered closed because of a public health emergency; or (3) closure of the office due to a public health emergency.

7.

Subject to the approval of the Board of Directors of the Company, the Company will grant to you 915,525 incentive stock options (the “Options”) for the purchase of common stock of the Company, at a price to be determined by the Board of Directors. The Options shall be subject to all terms, vesting schedules, limitations, restrictions and termination provisions set forth in the applicable Company stock option plan and in a separate option agreement that shall be executed by you and the Company to evidence the grant of the Options. A copy of the current Equity Plan will be provided to you on your Start Date but if you wish to review it before accepting this offer, a copy will be provided on request.

8.

In the event that the Company opts to terminate your employment without Cause (as defined below), the Company will provide you with the following as your sole severance benefits (“Severance Benefits”). Any Severance Benefits for which you may be eligible shall be contingent upon your signing a separation agreement (including a release of claims against the Company) and your full and continued compliance with the enclosed Nondisclosure, Assignment of Inventions and Noncompetition Agreement

(a)	Severance Pay. Severance pay for nine (9) months at your then regular base rate, subject to standard payroll deductions and paid in accordance with the Company’s regular payroll practices.

(b)

Health Insurance. If you timely and properly elect continued group health insurance coverage pursuant to COBRA, the Company will, as an additional severance benefit, pay your COBRA premium payments sufficient to continue your group coverage at its then current level (including dependent coverage, if applicable) through nine (9) months post separation or the date that you become eligible for group health coverage.

(c)

Cause. “Cause” as used in this letter shall mean, as reasonably determined by the the Company (i) your material breach of any of the terms or representations contained in this letter or in any agreement between you and the Company or its affiliates, (ii) your conviction of, or guilty plea or no contest plea, to any criminal charge involving moral turpitude or that could reasonably be expected to have a material adverse effect on the business or affairs of the Company; (iii) your commission of any act of dishonesty, fraud, theft or embezzlement, or breach of fiduciary duty, against the Company or its affiliates; (iv) your material breach of Company policies; or (v) your willful breach of or habitual neglect of the duties of your position, or refusal to comply with any reasonable or proper direction given by or on behalf of superior officer of the Company or the Board of Directors consistent with your position.

9.

As a condition of employment, you will be required to execute the enclosed Nondisclosure, Assignment of Inventions and Noncompetition Agreement This Agreement forms part of the terms of your employment, and many of its obligations survive and remain in effect if you leave Turnstone for any reason whatsoever. Because we understand the importance of protecting confidential information and proprietary property, we expect and direct you to honor any confidentiality and ownership of inventions/proprietary property obligations that you owe to your former employer(s) or other third parties.

10.

As a condition of employment, you will be required to abide by all Company policies and procedures that shall be in effect from time to time, because we are an early stage Company, rules and policies are a work in progress. The Company reserves the right to revise, revoke, or introduce new rules and policies, as the Company may deem necessary from time to time, and you will also be required to abide by any changes in the rules and policies, once you are advised of the changes and they come into effect

11.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

12.	You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act.

13.

This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to end the employment relationship, for any reason, at any time, with or without cause or notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit for the duration of or beyond the end of your employment with the Company. This letter supersedes any and all prior understandings, whether written or oral, relating to the terms of your employment.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign this letter in the space provided below, as well as the enclosed Nondisclosure, Assignment of Inventions and Noncompetition Agreement. Please return both documents [***]by 5:00 pm (EDT) July 22, 2021. After that date, this offer of employment will expire.

If you have any questions or need additional information, please do not hesitate to contact me. On behalf of the entire Turnstone team, we look forward to your acceptance and to you joining us.

Sincerely Yours,

/s/ Christine Blodgett

Christine Blodgett
Head of HR
Turnstone Biologics Corp.

The foregoing correctly sets forth the terms of my employment with Turnstone. I am not relying on any representations other than as set out above.

/s/ P. Joseph Campisi, Jr.
P. Joseph Campisi, Jr.	Date: July 16, 2021

Enclosures:

Nondisclosure, Assignment of Inventions and Noncompetition Agreement

Notice and Acknowledgement of Pay Rate and Payday

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